UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2012

STERIS Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14643	34-1482024
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio		44060-1834
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On October 12, 2012 the Company executed an amendment (the “Amendment”) to its Third Amended and Restated Credit Agreement dated April 13, 2012 (the “Credit Agreement”) with KeyBank National Association, as administrative agent and the lending institutions party to the Credit Agreement (the “Lenders”). The Amendment increased the Revolving Credit Commitments of the Lenders and the amount of credit available to the Company under the Credit Agreement for borrowings and letters of credit from $300 million to $400 million. The $400 million limit may be increased by up to an additional $100 million in specified circumstances, and subject to certain Lender consent requirements. All of the other terms, provisions and conditions of the Credit Agreement remain unchanged. The Company and its subsidiaries maintain other banking relationships with all of the Lenders and/or their affiliates, pursuant to which the Lenders provide lending, other banking, financial advisory and/or investment banking services.

The above description of the Amendment does not purport to be complete and is intended as a summary of the material terms of the definitive Amendment.

Stock Purchase Agreement

On October 16, 2012, STERIS Corporation (“STERIS”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) to acquire, and closed the acquisition of, all of the outstanding shares of Spectrum Surgical Instruments Corp. (“Spectrum”). In addition to STERIS, parties to the Stock Purchase Agreement were Spectrum, Mr. and Mrs. Richard Schultz, individually and as trustees of their living trusts, and such living trusts. Spectrum is a leader in providing surgical instrument repair services and instrument care products to hospitals and surgery centers in the United States.

The acquisition purchase price is approximately $75.5 million in cash, subject to a customary working capital adjustment. STERIS did not assume any Spectrum debt. STERIS funded the acquisition through borrowings under its credit facility.

The Stock Purchase Agreement contains customary representations, warranties, covenants, and agreements. The Stock Purchase Agreement also imposes customary non-compete and non-solicitation obligations upon Spectrum shareholders.

The above description of the Stock Purchase Agreement does not purport to be complete and is intended as a summary of the material terms of the definitive Stock Purchase Agreement.

ITEM 8.01. Other Events.

On October 16, 2012, STERIS issued a press release announcing the signing of the Stock Purchase Agreement and the signing of a definitive agreement for the purchase of another business.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by STERIS Corporation on October 16, 2012 announcing the signing of the Stock Purchase Agreement and the signing of a definitive agreement for the purchase of another business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By	/s/ Michael J. Tokich
Michael J. Tokich
Senior Vice President and Chief Financial Officer

Date: October 16, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by STERIS Corporation on October 16, 2012 announcing the signing of the Stock Purchase Agreement and the signing of a definitive agreement for the purchase of another business.

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